Exhibit 10.4

Execution Version

BROOKFIELD ASSET MANAGEMENT INC.

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BROOKFIELD ASSET MANAGEMENT LTD.

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BROOKFIELD ASSET MANAGEMENT ULC

TRANSITIONAL SERVICES AGREEMENT

November 8, 2022

TRANSITIONAL SERVICES AGREEMENT

This TRANSITIONAL SERVICES AGREEMENT is made as of November 8, 2022 (this “Agreement”) between Brookfield Asset Management Inc. (the “Corporation”), a corporation existing under the laws of the Province of Ontario, Brookfield Asset Management Ltd. (the “Manager”), a company incorporated under the laws of the Province of British Columbia, and Brookfield Asset Management ULC (the “Asset Management Company”), an unlimited liability company incorporated under the laws of the Province of British Columbia (the Corporation, the Manager and the Asset Management Company are collectively referred to as the “Parties” and individually as a “Party”).

WHEREAS the Corporation intends to complete a plan of arrangement (the “Arrangement”) pursuant to which, among other things, the Corporation’s asset management business (the “Business”) will be transferred to the Asset Management Company;

WHEREAS each of the Corporation and the Manager requires the services of the Asset Management Company, on a transitional basis, to support its day-to-day corporate activities, and the Asset Management Company has agreed to provide such services;

WHEREAS each of the Manager and the Asset Management Company requires the services of the Corporation, on a transitional basis, to facilitate the transition of the Business to the Asset Management Company, and the Corporation has agreed to provide such services;

WHEREAS the Parties have entered into this Agreement in order to set out the terms and conditions pursuant to which the Asset Management Company, the Corporation and each of their Subsidiaries will provide the services described herein;

NOW THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, the following words or expressions will have the following meanings:

(a)	“Agreement” has the meaning assigned thereto in the preamble.

(b)	“Arrangement” has the meaning assigned thereto in the preamble.

(c)	“Asset Management Company” has the meaning assigned thereto in the preamble.

(d)	“Asset Management Transitional Services” has the meaning set out in Section 2.1.1.

(e)	“Business” has the meaning assigned thereto in the preamble.

(f)	“Complaint” has the meaning set out in Section 5.2.3.

(g)

“Control” means the control by one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example the status of A being the general partner of B) or by virtue of beneficial ownership of a majority of the voting interests in B; and for certainty and without limitation, if A owns shares to which are attached more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B, or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose; and the term “Controlled” has the corresponding meaning.

(h)	“Corporation” has the meaning assigned thereto in the preamble.

(i)	“Corporation Transitional Services” has the meaning set out in Section 2.2.1.

(j)	“Effective Date” means the date of the Arrangement.

(k)

“Governing Body” means (i) with respect to a corporation or company, the board of directors of such corporation or company, (ii) with respect to a limited liability company, the manager(s) or managing partner(s) of such limited liability company, (iii) with respect to a partnership, the board, committee or other body of the general partner of such partnership that serves a similar function (or if any such general partner is itself a partnership, the board, committee or other body of such general partner’s general partner that serves a similar function) and (iv) with respect to any other Person, the body of such Person that serves a similar function.

(l)	“IP” has the meaning set out in Section 2.5.

(m)	“Liabilities” means any claims, liabilities, losses, damages, costs or expenses (including legal fees).

(n)	“Manager” has the meaning assigned thereto in the preamble.

(o)	“Parties” has the meaning assigned thereto in the preamble.

(p)

“Pass-Through Costs” means (i) all salaries, payments, bonuses, compensation and other amounts paid to the employees of a Service Provider, whether full-time, part-time or contracted, in connection with their employment and the performance of the Transitional Services, (ii) all required employer pension and benefit plan contributions (including any governmental pension plan), Employment Insurance employer contributions and workplace safety and insurance premiums, and (iii) all reasonable overhead and administrative costs incurred by a Service Provider in connection with the performance of the Transitional Services, in each case, without duplication and without mark-up of any kind. For greater certainty, “Pass-Through Costs” shall not include the costs associated with any equity compensation or long-term incentive compensation received by an employee and shall not include any harmonized sales taxes, sales taxes, value added taxes or any other taxes that are recoverable by a Service Provider by way of credit, refund, rebate or otherwise.

(q)	“Person” has the meaning set out in Section 1.2(c).

(r)	“Personal Information” has the meaning set out in Section 5.2.1.

(s)

“Service Provider” means: (i) in the case of the Corporation Transitional Services, the Corporation or any Subsidiary thereof that provides a Corporation Transitional Service, and (ii) in the case of the Asset Management Transitional Services, the Asset Management Company or any Subsidiary thereof that provides an Asset Management Transitional Service.

(t)

“Service Recipient” means: (i) in the case of the Corporation Transitional Services, the Manager, the Asset Management Company or any Subsidiary thereof that receives a Corporation Transitional Service, and (ii) in the case of the Asset Management Transitional Services, the Corporation, the Manager or any Subsidiary of either of them that receives an Asset Management Transitional Service.

(u)

“Subsidiary” means, with respect to any Person, (i) any other Person that is directly or indirectly Controlled by such Person, (ii) any trust in which such Person holds all of the beneficial interests or (iii) any partnership, limited liability company or similar entity in which such Person holds all of the interests other than the interests of any general partner, managing member or similar Person; provided that, for purposes of this Agreement, in the case of the Corporation, “Subsidiary” does not include the Asset Management Company or its Subsidiaries.

(v)	“Term” has the meaning set out in Section 8.1.

(w)	“Transitional Services” means the Asset Management Transitional Services and/or the Corporation Transitional Services, as the context may require.

1.2	Interpretation

Unless the context otherwise requires:

(a)	words importing the singular will include the plural and vice versa, words importing gender will include all genders or the neuter, and words importing the neuter will include all genders;

(b)

the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(c)

references to any an individual, sole proprietorship, partnership, unincorporated association, unincorporated organization, unincorporated syndicate, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal or personal representative (each, a “Person”) include such Person’s successors and permitted assigns;

(d)

any reference to this Agreement or any other agreement, document or instrument will be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;

(e)

in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a business day, then such amount will be determined, or such action will be required to be taken at or before the requisite time on the next succeeding day that is a business day; and

(f)

where there is an obligation in this Agreement to be performed by a Service Provider or a Service Recipient and the relevant Person is not a party to this Agreement, the Party which is the parent of such Service Provider or Service Recipient agrees to cause such Service Provider or Service Recipient to comply with that obligation.

1.3	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the Parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The Parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.4	Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement hereto, by any Party or its directors, officers, employees or agents, to any other Party or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the Parties have been induced to enter into this Agreement or any amendment or supplement hereto by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.5	Amendment; Waiver

This Agreement may not be amended or modified except by an agreement in writing executed by each of the Parties. Except as expressly provided in this Agreement, no waiver of this Agreement will be binding unless executed in writing by the Party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

1.6	Governing Law

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Ontario and waives objection to the venue of any proceeding in such court or any argument that such court provides an inconvenient forum.

ARTICLE 2

TRANSITIONAL SERVICES

2.1	Asset Management Transitional Services for Corporation and Manager

2.1.1 During the Term, the Asset Management Company agrees to provide, or arrange for the provision by its Subsidiaries of, the following services (the “Asset Management Transitional Services”): (a) supervising or supporting the carrying out of all day-to-day corporate activities of the Corporation, the Manager or any Subsidiary thereof and any services reasonably related thereto, including services related to finance, treasury, accounting, legal (including, without limitation, on corporate governance matters) and regulatory, marketing, communications, human resource, internal audit and information technology; and (b) upon the request of the Corporation or a Subsidiary thereof, making the investment personnel of the Asset Management Company available to such Person for purposes of assisting on acquisitions, investments and other transactions undertaken by such Person.

2.1.2 As compensation for the Asset Management Transitional Services, each of the Corporation and the Manager agrees to pay (or cause the applicable Service Recipient to pay) to the Service Provider all Pass-Through Costs related to the Asset Management Transitional Services received by such Person and invoiced by the Service Provider in accordance with Article 3.

2.2	Corporation Transitional Services for Manager and Asset Management Company

2.2.1 During the Term, the Corporation agrees to provide, or arrange for the provision by its Subsidiaries of, the following services (the “Corporation Transitional Services”): such services as may from time to time be required by the Manager, the Asset Management Company or any Subsidiary of either of them to facilitate the orderly transition of the Business, including oversight of financial risk management, legal and regulatory, tax, intellectual property management, human resources and other day-to-day global corporate functions.

2.2.2 As compensation for the Corporation Transitional Services, each of the Manager and the Asset Management Company agrees to pay (or cause the applicable Service Recipient to pay) to the Service Provider all Pass-Through Costs related to the Corporation Transitional Services received by such Person and invoiced by the Service Provider in accordance with Article 3.

2.3	Books and Records

2.3.1 Each Service Provider shall provide any assistance as may be reasonably requested by a Service Recipient with respect to the maintenance of proper books, records and accounts in conformity with applicable accounting principles or financial reporting standards and all requirements of applicable law in respect of all dealings and transactions in relation to the performance of the applicable Transitional Services. Each Service Provider shall permit the Service Recipient and its representatives at reasonable times and intervals, and upon not less than three business days’ prior written notice (or such shorter period as may be required to permit the Service Recipient to comply with applicable law), to have access to and make copies of such books, records and accounts as it may reasonably require.

2.3.2 Each Service Provider shall make available to the applicable Service Recipient and any auditor or legal counsel of such Service Recipient such information, documentation and material relating to the performance of the applicable Transitional Services as and when the same may be reasonably requested in writing and otherwise give such cooperation as may be necessary for the auditor or legal counsel to carry on their duties on behalf of such Service Recipient.

2.4	Assistance

Upon the request of a Service Provider, from time to time, each Service Recipient shall provide reasonable assistance to the Service Provider in connection with the provision of the applicable Transitional Services, including by providing information, documentation and material reasonably expected to assist the Service Provider in the performance of such Transitional Services to the extent that such material is available to the Service Recipient, and otherwise provide such cooperation as may reasonably be necessary for the Service Provider to satisfy its obligations under this Agreement and applicable law.

2.5	Proprietary Rights

2.5.1 During the course of providing the applicable Transitional Services, each Party acknowledges and agrees that the Service Providers shall have access to and be permitted to use all information technology licences and IP licences that have been granted to the Service Recipients, the access and use of which by a Service Provider is reasonably required for the provision of the applicable Transitional Services.

2.5.2 This Agreement does not convey to any Party any ownership rights in intellectual property, trade-marks, technology or “know-how” (collectively, “IP”) of another Party used to provide the Transitional Services or software delivered or otherwise made available hereunder by a Party, including any metadata or indices created in connection with the performance of the Transitional Services, any documentation, or new or current applications of a Party’s IP, all of which shall remain the exclusive property of the Party in which such property was originally held or its licensors. This Agreement constitutes only a right to use or access a Party’s IP if required as part of a Transitional Service to be provided under this Agreement. For greater certainty, nothing in this Agreement shall confer upon a Party any interest in the trade-marks, trade-names or other IP of another Party.

ARTICLE 3

PAYMENT OF PASS-THROUGH COSTS

3.1	Pass-Through Costs

3.1.1 Each of the Parties agrees to pay (or cause the applicable Service Recipient to pay) to the applicable Service Provider during the Term all Pass-Through Costs associated with the Transitional Services provided to such Service Recipient based on a methodology to be agreed to between the relevant Parties, acting reasonably, which costs shall be invoiced and billed in accordance with this Section 3.1. Such Pass-Through Costs are to be reimbursed on a cost recovery basis such that the applicable Service Provider does not receive financial gain nor suffer financial loss.

3.1.2 Each Service Provider shall prepare an invoice for the Pass-Through Costs and all applicable taxes. The frequency of such invoices shall be as agreed to by the relevant Parties from time to time, provided that the Service Provider will prepare such invoice no less frequently than annually. After delivery of an invoice, a copy of the computations of the Pass-Through Costs and all applicable taxes will, for informational purposes only, promptly be delivered to the applicable Service Recipient upon request.

3.1.3 Payment of the Pass-Through Costs and all applicable taxes invoiced shall be due and payable promptly within 30 calendar days following the receipt of an invoice.

3.1.4 Any notice or statement from a Service Provider of the Pass-Through Costs that are required to be reimbursed by a Service Recipient will be final and binding on the Service Recipient, absent manifest error.

3.2	Taxes Excluded

All Pass-Through Costs to be reimbursed hereunder are exclusive of any harmonized sales taxes, sales taxes, value added taxes or any other taxes that may be imposed thereon pursuant to applicable law (which taxes will be paid in addition to the reimbursement of the Pass-Through Costs contemplated herein). Each of the Corporation and the Asset Management Company represents and warrants that it is duly registered for harmonized sales tax under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) and will provide its registration number in the applicable invoices. Each of the Corporation and the Asset Management Company agrees that it will cause any other Service Provider that is required to be registered for harmonized sales tax and that is required to collect harmonized sales tax with respect to the Transitional Services to provide its registration number in the applicable invoices.

3.3	Failure to Pay When Due

Any amount payable hereunder and which is not remitted to the applicable Service Provider when so due shall remain due and interest shall accrue on such overdue amounts (both before and after judgment) at a rate per annum equal to the prime rate charged by such Service Provider’s principal banker plus 100 basis points per annum from the date which is ninety (90) days after the date payment was originally due and until the date payment is received by such Service Provider.

ARTICLE 4

STANDARDS APPLICABLE TO TRANSITIONAL SERVICES

4.1	Covenants of Service Providers

Each of the Corporation and the Asset Management Company covenants and agrees that, in the performance of the applicable Transitional Services, it shall perform, and cause each of the other Service Providers to perform, all such Transitional Services at all times in compliance with applicable law.

4.2	Authority of Service Providers

No Service Provider shall be permitted to bind a Service Recipient or enter into any agreements (oral or written), contracts, leases, licences or other documents on behalf of a Service Recipient except with the express written consent of such Service Recipient.

4.3	Standard of Care

In discharging its duties under this Agreement, each Service Provider shall discharge the duties conferred hereunder honestly, in good faith and in the best interests of the Service Recipient, and in connection therewith, shall exercise that degree of care, diligence and skill that a professional service provider having responsibilities of a similar nature would exercise in comparable circumstances. For greater certainty, no Service Provider shall be liable, answerable or accountable to a Service Recipient for any loss or damage resulting from, incidental to or relating to the provision of the applicable Transitional Services hereunder unless such loss or damage resulted from the fraud, willful default or negligence of the Service Provider in performing its obligations hereunder.

ARTICLE 5

CONFIDENTIALITY AND PRIVACY

5.1	Confidentiality

The Parties shall not, without the prior written consent of the relevant affected Party, disclose to any third party any information about the other Parties acquired or developed pursuant to the performance of the Transitional Services except that consent shall not be required with respect to the following disclosure:

(a)

information disclosed as required by applicable law or the regulations, rules or policies of any stock exchange on which shares or securities of a Party are listed or as may be required by the regulations or policies of any governmental authority;

(b)	information disclosed as necessary for the purposes of any debt or equity financing undertaken by a Party; or

(c)

information disclosed that a Party, acting reasonably, deems to be necessary to be disclosed on a confidential basis for the proper performance of its duties and obligations under this Agreement (or any other agreement ancillary hereto to which two or more of the Parties are party), including disclosure of information to consultants and other third parties engaged by or assisting a Party or its Subsidiaries in accordance with the terms of this Agreement in order to carry out the purposes of this Agreement (or any other agreement ancillary hereto to which two or more of the Parties are party).

The provisions of this Section 5.1 will survive the termination of this Agreement.

5.2	Privacy

5.2.1 Each of the Corporation and the Asset Management Company acknowledges and agrees that: (i) all Personal Information disclosed by a Service Recipient to a Service Provider, or otherwise accessed or transferred by a Service Provider, in the course of the Service Provider performing its obligations hereunder, is deemed the proprietary and confidential information of the Service Recipient for the purposes of this Agreement; (ii) no Service Provider will use such Personal Information for any purposes other than as specifically contemplated hereunder; and (iii) each Service Provider shall comply with applicable laws relating to privacy, including any such applicable laws relating to the collection, use, storage, protection or disclosure of Personal Information or the privacy policy and practices of the Service Recipient as they relate to the collection, use, storage, protection, and disclosure of Personal Information. For the purposes of this Agreement, “Personal Information” means information about an identifiable individual or information which relates to a natural person and allows that person to be identified.

5.2.2 Each of the Corporation and the Asset Management Company represents and warrants, in connection with the Personal Information of a Service Recipient, that each Service Provider: (i) has in place the appropriate technical and organizational security measures to protect such Personal Information against accidental or unlawful destruction or unauthorized disclosure or access; (ii) has maintained and will continue to maintain suitable records in commercially reasonable detail with respect to such Personal Information; (iii) will not use such Personal Information for any purpose other than as set out in this Agreement and in compliance with applicable law; and (iv) will not transfer such Personal Information to any third party, or to any foreign jurisdiction, except as otherwise agreed to in writing by the Service Recipient.

5.2.3 If a Service Provider receives a privacy complaint, inquiry or other notice or communication in connection with Personal Information (a “Complaint”), the Service Provider shall to the extent permitted by applicable law, promptly notify the applicable Service Recipient. Unless otherwise required by applicable law or approved in writing by the applicable Service Recipient, the Service Provider will not respond to the Complaint other than to communicate that the matter will be forwarded to the Service Recipient to which such Complaint relates for immediate handling. Each Service Provider shall cooperate fully with the Service Recipient in response to any Complaints.

5.2.4 Each Service Provider will immediately inform the applicable Service Recipient of any accidental or unauthorized use or disclosure of the Personal Information of such Service Recipient or if it receives notice alleging that the Service Recipient or the Service Provider have failed to comply with applicable law relating to the collection, use, storage, protection or disclosure of such Personal Information in connection with the performance of this Agreement.

5.2.5 At the request of a Service Recipient, the applicable Service Provider will cooperate with the Service Recipient in connection with any audit of the Personal Information of the Service Recipient or of the practices of the Service Recipient in relation thereto and in connection with any request to the Service Recipient for access to any such Personal Information, and will further make available to the Service Recipient, on reasonable notice, the Service Provider’s books and records solely in relation to the Service Recipient’s Personal Information to enable the Service Recipient to investigate the Service Provider’s compliance with this Section 5.2; in each case in sufficient time to enable the Service Recipient to comply with any deadlines applicable under applicable law or, if the Service Recipient’s request is not made within a reasonable period prior to the applicable deadline (bearing in mind the timing upon which the Service Recipient received such request), as soon as reasonably practicable in the circumstances.

5.2.6 Notwithstanding anything else in this Agreement, each of the Corporation and the Asset Management Company shall indemnify and hold the applicable Service Recipient harmless from and against all Liabilities resulting from or connected with a Service Provider’s failure to comply with the obligations of this Section 5.2, provided that to the extent such Liability has been incurred as a result of an employee performing his or her obligations as a director or officer of a Service Recipient, the relevant Service Provider shall have no obligation to indemnify the Service Recipient.

5.2.7 The provisions of this Section 5.2 will survive the termination of this Agreement.

ARTICLE 6

INDEMNITY

6.1	Indemnity

Each Party (for the purposes of this Section 6.1, each an “Indemnifying Party”) hereby agrees, to the fullest extent permitted by applicable law, to indemnify and hold harmless the applicable Service Provider, any of its Affiliates and any directors, officers, agents, subcontractors, contractors, delegates, members, partners, shareholders, employees and other representatives of such Service Provider (each, an “Indemnified Party”) from and against any Liabilities incurred by them arising from the lawful performance by such Service Provider of its obligations hereunder except to the extent that any such Liability is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction to have resulted from an Indemnified Party’s bad faith, fraud, willful misconduct, gross negligence or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

6.2	Survival of Indemnities

The provisions of this Article 6 will survive the termination of this Agreement. The Parties expressly acknowledge and agree that the right to indemnity provided in this Article 6 will be in addition to and not in derogation of any other liability which an Indemnifying Party in any particular case may have or of any other right to indemnity or contribution which any Indemnified Party may have by statute or otherwise at law.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties

Each of the Parties hereby represents and warrants to each of the other Parties that:

(a)	it is validly organized and existing under the relevant laws governing its formation and existence;

(b)	it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

(c)	it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(d)

the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its articles, notice of articles, by-laws, constituent documents or other organizational documents;

(e)	no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

(f)

this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defences and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

ARTICLE 8

GENERAL

8.1	Term

The term of this Agreement (the “Term”) will begin on the Effective Date, immediately following the completion of the “Corporation Spin-off Butterfly” transactions as part of the Arrangement, and will continue for a period of 3 years following the Effective Date, provided that such Term may thereafter be extended by mutual agreement of the Parties.

8.2	Termination

8.2.1 This Agreement shall terminate (i) at the end of the Term or (ii) at any time prior to the expiry of the Term upon mutual agreement of each of the Parties, provided that, in each case, all outstanding amounts required to be paid for Transitional Services rendered prior to such date have been paid in full.

8.2.2 Upon the termination of this Agreement, each Service Recipient shall pay to the applicable Service Provider all earned and unpaid amounts due by such Service Recipient to the Service Provider hereunder up to the date of termination. No Service Recipient shall be obliged to pay to a Service Provider any amount for Transitional Services performed by such Service Provider after the date of termination unless such Transitional Services have been requested by the Service Recipient.

8.2.3 Upon the termination of this Agreement:

8.2.3.1 each Service Provider, at the request of a Service Recipient, shall forthwith deliver to such Service Recipient, or as such Service Recipient may direct, any original records, documents, books of account and computer disks (where practical and where such are readily available) relating to the Transitional Services provided to the Service Recipient (other than a Service Provider’s proprietary information and systems), which are then in the possession or control of the Service Provider or its Subsidiaries (as permitted by applicable law); provided, however, that each Service Provider may retain copies of such records, documents and books of account. When such data is in electronic form, it shall be made available in useable electronic format together with any necessary passwords and related access information; and

8.2.3.2 in the event that any materials referred to herein are in the possession of a Service Recipient, each Service Recipient, at the request of a Service Provider, shall forthwith deliver to such Service Provider, or as such Service Provider may direct, any original records, documents, books of account and computer disks (where practical and where such are readily available) relating to such Service Provider that the Service Recipient may have obtained in the course of receiving the applicable Transitional Services (other than the Service Recipient’s proprietary information and systems), which are then in the possession or control of the Service Recipient or its Subsidiaries (as permitted by applicable law); provided, however, that each Service Recipient may retain copies of such records, documents and books of account. When such data is in electronic form, it shall be made available in useable electronic format together with any necessary passwords and related access information.

8.3	Enurement

This Agreement will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

8.4	Assignment

No Party may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of each other Party.

8.5	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and delivered personally or by courier or by facsimile or other means of electronic communication addressed to the recipient as follows:

(a)	in the case of the Corporation:

Brookfield Asset Management Inc.

Brookfield Place

181 Bay Street, Suite 100

Toronto, Ontario M5J 2T3

Attention: Swati Mandava

E-mail: swati.mandava@brookfield.com

(b)	in the case of the Manager:

Brookfield Asset Management Ltd.

Brookfield Place

181 Bay Street, Suite 100

Toronto, Ontario M5J 2T3

Attention: Kathy Sarpash

E-mail: kathy.sarpash@brookfield.com

(c)	in the case of the Asset Management Company:

Brookfield Asset Management ULC

Brookfield Place

181 Bay Street, Suite 100

Toronto, Ontario M5J 2T3

Attention: Kathy Sarpash

E-mail: kathy.sarpash@brookfield.com

or other such address that a Party may, from time to time, advise the other Parties by notice in writing given in accordance with the foregoing. Date of receipt of any such notice will be deemed to be the date of actual delivery thereof or, if given by facsimile or other electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient with written confirmation of receipt by fax or other electronic communication and verbal confirmation of same and on the next business day, if not given during such hours.

8.6	Counterparts

This Agreement may be executed in counterparts (by facsimile or otherwise), each of which will be deemed an original, and all of which taken together will constitute one and the same instrument.

8.7	No Partnership or Other Relationship

Nothing in this Agreement shall be deemed or construed to create the relationship of a partnership, joint venture or similar relationship between the Parties, and no Party shall be deemed to be the agent of another Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the Parties have duly executed this Agreement on the date written on the first page of this Agreement.

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Nicholas H. Goodman
Name: Nicholas H. Goodman Title: Chief Financial Officer I have authority to bind the corporation.

BROOKFIELD ASSET MANAGEMENT LTD.

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash Title: Authorized Signatory I have authority to bind the company.

BROOKFIELD ASSET MANAGEMENT ULC

By:	/s/ Justin B. Beber
Name: Justin B. Beber Title: Director I have authority to bind the company.

Transitional Services Agreement